As filed with the Securities and Exchange Commission on November 6, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S–8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	22-1467904 (I.R.S. Employer Identification No.)

One ADP Boulevard Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)

Automatic Data Processing, Inc. 2018 Omnibus Award Plan
(Full title of the plan)

Michael A. Bonarti, Esq.
Vice President, General Counsel and Secretary
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068
(Name and address of agent for service)

(973) 974-5000
(Telephone number, including area code, of agent for service)

Copy to:
David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, par value $0.10 per share	26,588,678 shares	$135.87	$3,612,603,679.86	$221,600.60
Deferred compensation obligations (4)	$3,000,000	100%	$3,000,000(5)	$363.60
Total			$3,615,603,679.86	$221,964.20

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act.  The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the common stock, par value $.10 per share (“Common Stock”), of Automatic Data Processing, Inc. (the “Company” or “Registrant”) as reported on the NASDAQ Global Select Market on October 30, 2018.

(3)
Excludes fees in respect of 13,131,787 shares of Common Stock that were previously registered on Registration Statement No. 333-155382 and were available for issuance under the Company’s 2008 Omnibus Award Plan.  The registration fees for such shares were paid at the time that such registration statement was filed. Includes fees in respect of 3,156,891 shares of Common Stock that were available for issuance under the Company’s 2008 Omnibus Award Plan but were not previously registered on Registration Statement No. 333-155382.

(4)
The deferred compensation obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Automatic Data Processing, Inc. 2018 Omnibus Award Plan.

(5)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purposes of determining the registration fee.

EXPLANATORY NOTE
The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register (1) the issuance and sale of 26,588,678 shares of Common Stock that are reserved for issuance in respect of grants made or upon exercise of options granted under the Automatic Data Processing, Inc. 2018 Omnibus Award Plan (the “Plan”), and (2) the issuance of $3,000,000 of Obligations (as defined below) to be issued under the Plan.  The 26,588,678 shares of Common Stock reserved for issuance under the Plan consist of 10,300,000 shares of Common Stock plus 16,288,678 shares of Common Stock remaining available for issuance under the prior 2008 Omnibus Award Plan. The Registrant previously registered 13,131,787 shares of Common Stock that may be issued under the Plan on Registration Statement No. 333-155382.  Pursuant to Instruction E to Form S-8 and Interpretation No. 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997), such previously registered shares of Common Stock are carried forward to, and deemed covered by, this registration statement on Form S-8.  The registration fees for the previously registered shares were paid at the time that such registration statement was filed.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.  The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
The following documents filed by the Company with the Commission are incorporated herein by reference:
1.          The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.
2.          The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.
3.          The Company’s Current Report on Form 8-K dated October 31, 2018.
4.          The description of the Company’s Common Stock contained in its registration statement on Form 8-A/A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on October 20, 2008, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities
Under the Plan, non-employee directors will be eligible to defer all or a portion of their Meeting Fees (as defined under the Plan).  Our obligations with respect to such deferred compensation under the Plan (the “Obligations”) will be unsecured general obligations to pay such compensation in the future in accordance with the terms of the Plan, and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding.
The form and amount of compensation to be deferred by each non-employee director (each a “Participant”) will be determined based on the election of each Participant in accordance with the Plan. All deferred compensation elections are irrevocable and must be made prior to the beginning of the calendar year during which the compensation is to be earned.  Each Obligation is payable 30 days following the Participant’s termination of service to the Board of Directors of the Company (the “Board”).  Any deferred Meeting Fees paid in cash include interest earned, and are paid in a single lump sum or in a series of annual installment payments.  While in most cases, the distribution date of the Obligations will occur 30 days after the Participant’s service on the Board ends, if the Participant is determined to be a “specified employee” under Internal Revenue Code Section 409A at the time of such Participant’s separation from service, distribution will generally not occur until six months after such Participant ceases to serve on the Board.
The Obligations cannot be transferred other than by will or by the laws of descent and distribution.  The Board’s Compensation Committee (the “Committee”) may, in its sole discretion, permit awards to be transferred by a Participant, without consideration, to certain permitted transferees.
The Obligations are not convertible into another security of the Registrant.  The Obligations are not subject to redemption, in whole or in part, prior to the termination of service to the Board.  The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of the Registrant.  Neither will the Obligations have the benefit of any lien on any specific property of the Registrant.  No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.
The Board at any time has the right to amend, alter, suspend, discontinue or terminate the Plan.  The Board or Committee may also amend, alter, suspend, discontinue or terminate outstanding awards.  However, neither the Board nor the Committee may amend or terminate the Plan or any outstanding awards in a manner that would materially and adversely affect the rights of any Participant (or such Participant’s beneficiary) without the written consent of such Participant (or such Participant’s beneficiary).

Item 5.  Interests of Named Experts and Counsel
The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Michael A. Bonarti, Esq., Vice President, Secretary and General Counsel of the Company.  Mr. Bonarti, a full-time employee of the Company, beneficially owns 40,984.139 shares of the Company’s Common Stock.
Item 6.  Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the General Corporation Law of the State of Delaware).  Section 102 of the General Corporation Law of the State of Delaware authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit.  In addition, Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.
Article Fifth, Sections 3 and 4 of the Company’s Amended and Restated Certificate of Incorporation provide as follows:
“The Corporation shall indemnify all directors and officers of the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, and may purchase and maintain insurance on behalf of such directors and officers. In addition, the Corporation shall, in the manner and to the extent as the By-laws of the Corporation shall provide, indemnify to the full extent permitted by the General Corporation Law of the State of Delaware (and in particular Paragraph 145 thereof), as from time to time amended, such other persons as the By-laws shall provide, and may purchase and maintain insurance on behalf of such other persons.”
“A director of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to any acts or omissions occurring prior to, such repeal or modification.”

Article 6, Section 6.01 of the Company’s Amended and Restated By-Laws provides as follows:
“Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she (x) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of any such employee or agent, in a manner he or she reasonably believed to be not in violation of any policies or directives of the Corporation and (y) with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.  The indemnification under this Section 6.01 shall apply to all directors and officers of the Corporation who sit on the boards of directors of non-profit corporations in keeping with the Corporation’s philosophy.”
“The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.”
As permitted by Section 145 of the General Corporation Law of the State of Delaware and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the Company also maintains a directors and officers liability insurance policy which insures, subject to certain exclusions, deductibles and maximum amounts, directors and officers of the Company against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.
Item 8.	Exhibits
Exhibits

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999)

4.2	Amended and Restated By–laws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated August 3, 2016)
4.3	Form of the Company’s Common Stock certificate (incorporated by reference to Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 filed with the Commission on January 21, 1992)
4.4
Automatic Data Processing, Inc. 2018 Omnibus Award Plan (incorporated by reference to Appendix B to Registrant’s Proxy Statement for its 2018 Annual Meeting of Stockholders filed with the Commission on September 20, 2018)

5.1*	Opinion of Michael A. Bonarti, Esq. as to the legality of the securities being registered hereby
23.1*	Consent of Michael A. Bonarti, Esq. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
24.1*	Power of Attorney (included on signature page)

*  Filed herewith
Item 9.	Undertakings

The undersigned Registrant hereby undertakes:
(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(d)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(e)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(f)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey on November 6, 2018.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Carlos A. Rodriguez
	Name:	Carlos A. Rodriguez
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
The officers and directors of Automatic Data Processing, Inc. whose signatures appear below hereby constitute and appoint Carlos A. Rodriguez and Michael A. Bonarti, and each of them (with full power to each of them to act alone), their true and lawful attorneys-in-fact, with full powers of substitution and resubstitution, to sign and execute on behalf of the undersigned any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 6, 2018 by the following persons in the capacities indicated.
Signature	Title

/s/ Carlos A. Rodriguez	President and Chief Executive
(Carlos A. Rodriguez)	Officer, Director
(Principal Executive Officer)

/s/ Jan Siegmund	Chief Financial Officer
(Jan Siegmund)	(Principal Financial Officer)

/s/ Brock Albinson	Corporate Controller
(Brock Albinson)	(Principal Accounting Officer)

/s/ Peter Bisson	Director
(Peter Bisson)

/s/ Richard T. Clark	Director
(Richard T. Clark)

/s/ Eric C. Fast	Director
(Eric C. Fast)

/s/ Linda R. Gooden	Director
(Linda R. Gooden)

/s/ Michael P. Gregoire	Director
(Michael P. Gregoire)

/s/ R. Glenn Hubbard	Director
(R. Glenn Hubbard)

/s/ John P. Jones	Director
(John P. Jones)

/s/ Thomas J. Lynch	Director
(Thomas J. Lynch)

/s/ Scott F. Powers	Director
(Scott F. Powers)

/s/ William J. Ready	Director
(William J. Ready)

/s/ Sandra S. Wijnberg	Director
(Sandra S. Wijnberg)

INDEX TO EXHIBITS
Exhibits

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Company’s Registration Statement No. 333-72023 on Form S-4 filed with the Commission on February 9, 1999)

4.2	Amended and Restated By–laws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated August 3, 2016)
4.3	Form of the Company’s Common Stock certificate (incorporated by reference to Exhibit 4.4 to Registrant’s Registration Statement on Form S-3 filed with the Commission on January 21, 1992)
4.4
Automatic Data Processing, Inc. 2018 Omnibus Award Plan (incorporated by reference to Appendix B to Registrant’s Proxy Statement for its 2018 Annual Meeting of Stockholders filed with the Commission on September 20, 2018)

5.1*	Opinion of Michael A. Bonarti, Esq. as to the legality of the securities being registered hereby
23.1*	Consent of Michael A. Bonarti, Esq. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
24.1*	Power of Attorney (included on signature page)

*  Filed herewith.